--------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                          KAHUNA NETWORK SECURITY, INC.
                              (a Nevada corporation)


                         Commission File Number: 0-27419
                                           ---------------

                                   (Check One):
     [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form N-SAR

                      For Period Ended: June 30, 2004
      --------------------------------------------------------------------

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                           For the Transition Period Ended:
                                                            ---------------
        --------------------------------------------------------------------

                               Nothing in this form shall be construed to
                                 imply that the Commission has
                             verified any information contained
                                            herein.
          --------------------------------------------------------------------

                            If the notification relates to a
                          portion of the filing checked above,
                           identify the Item(s) to which the
                                 notification relates:

           --------------------------------------------------------------------


                          PART I -- REGISTRANT INFORMATION

         --------------------------------------------------------------------
                                  Full Name of Registrant

                                 Kahuna Network Security, Inc.
                                     (a Nevada corporation)
       --------------------------------------------------------------------
                                  Former Name if Applicable
                               Computer Automation Systems, Inc.
       --------------------------------------------------------------------
             Address of Principal Executive Office (Street and Number)

                               9601 Katy Freeway, Suite 220
                                   Houston, Texas 77024
        --------------------------------------------------------------------


                          PART II--RULES 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

                  [  ]     (a)      The reasons described in reasonable detail
          in Part III of this form could not be eliminated without unreasonable effort or expense;

                  [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  [  ]     (c)      The accountant's statement or other exhibit
         required by Rule 12b-25(c) has been attached if applicable.


                              PART III--NARRATIVE

         State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
 (ATTACH EXTRA SHEETS IF NEEDED)

                  Data and other information regarding certain material operations of the Company as well as its financial statements required for the filing are not currently available and could not be made available without unreasonable effort and expense.



                          PART IV--OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:

                      Frank Neukomm             713                465-1001
-------------------------------------------------------------------------------
                         (Name)              (Area Code)     (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                           [X] Yes          [  ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                           [  ] Yes         [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                        Kahuna Network Security, Inc.
                   ----------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  August 16, 2004                      Name:    /s/Frank Neukomm
                                           Title:   Frank Neukomm, CFO